 Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

Aris Water Solutions, Inc.
Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 7, 2021, relating to the balance sheet of Aris Water Solutions, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

October 7, 2021